Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

May 12, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the first quarter (“Q1”) ended March 31, 2016.
First Quarter 2016 Summary

•	Revenue of $90.2 million, up 13.1% from $79.7 million in 2015

•	Gross profit, excluding depreciation expense, of $30.6 million, an increase of 20.6% from $25.4 million last year

•	Gross margin, excluding depreciation expense, of 34.0%, up from 31.9% in 2015

•	Adjusted EBITDA of $24.3 million, an increase of 42.0% from $17.1 million last year

•	Adjusted EBITDA margin of 26.9%, up from 21.4% in 2015

•	Income before income taxes of $17.3 million, up 234.8% from $5.2 million in 2015

•	Diluted EPS of $0.82, an increase from $0.08 in 2015

•	Contracted backlog of $125.8 million through 2017 and $427.9 million of bids outstanding

•	Hired Jefferies LLC to act as our advisor
Brian Beatty, President and CEO of SAE, commented, “I am extremely proud of our employees, who have maintained their discipline and focus, despite the continued challenges we face in this demanding market environment. Through their dedication to excellence in the field, we achieved our best quarter on record in Q1 2016. However, we are not without our own challenges, as we have been directly impacted by other casualties associated with this downturn. As we have previously disclosed, we are currently undergoing significant cash flow and liquidity difficulties related to a customer’s inability to timely pay its receivable. These difficulties, and the range of possible transactions we are exploring, are described in more detail later on in this press release. In connection with these things, we have retained Jefferies to act as our advisor with respect to these possible transactions.”
Mr. Beatty concluded, “Despite these difficulties, our backlog remains strong at $125.8 million. Our level of outstanding bids is improving, as customers continue to explore ways to enhance their current production. And, we continue to outperform our peers in most of our core markets. If we’re successful with exploring these possible transactions, we believe we will become a stronger company with meaningful earnings power, improved liquidity

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and an optimized balance sheet. These improvements should enable us to capitalize on the strong operating performance we have consistently demonstrated throughout this cycle.”
First Quarter 2016 Financial Results
Revenues increased 13.1% to $90.2 million from $79.7 million in Q1 2015. Revenues increased primarily due to an increase in activity in North America and South America. During Q1 2016, our operations in Alaska experienced an increase in the overall amount of projects performed, Canada witnessed an improvement in the level of winter activity, and South America benefited from a major project in Bolivia compared to smaller projects in Peru and Colombia in Q1 2015. Aside from residual revenue associated with a major deep water ocean bottom marine project performed in 2015, our operations in Southeast Asia had no active land or marine projects during Q1 2016 or Q1 2015.
Gross profit was $26.4 million, or 29.3% of revenues, compared to $21.0 million, or 26.4% of revenues, in Q1 2015. Gross profit for Q1 2016 and Q1 2015 included depreciation expense of $4.2 million and $4.4 million, respectively. Excluding depreciation expense, gross margins for Q1 2016 and Q1 2015 were 34.0% and 31.9% of revenues, respectively. The increase in gross profit as a percentage of revenues was primarily related to the continued improvement of field-level execution on projects in Alaska, Canada, Bolivia and Colombia.
Selling, general and administrative (“SG&A”) expenses during the quarter were $6.7 million, or 7.5% of revenues, compared to $8.9 million, or 11.2% of revenues, in Q1 2015. The decrease in SG&A as a percentage of revenues was primarily due to headcount reductions and cost controls implemented in early 2015. SG&A expense in Q1 2015 included $0.6 million in severance costs incurred in Peru, Colombia, Canada, Alaska and Corporate.
Income before income taxes increased substantially to $17.3 million, or 19.2% of revenues, from $5.2 million, or 6.5% of revenues, in Q1 2015. The year-over-year increase in income before income taxes was largely due to higher gross profit, lower SG&A expenses, and a positive, primarily unrealized, gain on foreign currency transactions.
Provision for income taxes was $0.7 million, compared to $1.2 million in Q1 2015. The decrease in provision for income taxes was primarily due to fluctuations in earnings among the various jurisdictions in which the company operates, partially offset by the reversal of certain deferred tax asset valuation allowances and other permanent differences.
Net income attributable to the Corporation for the quarter was $14.2 million, or $0.82 per diluted share, compared to $1.2 million, or $0.08 per diluted share, in Q1 2015. Net income was impacted by a number of factors during Q1 2016, including:

•	Increased revenue and gross profit as a percentage of revenues;

•	Lower SG&A expenses;

•	Significant, primarily unrealized gains on foreign currency transactions in 2016, compared to significant, primarily unrealized losses on foreign currency transactions in 2015; and

•	Proportionately lower provision for income taxes.
Adjusted EBITDA, which is defined and calculated below, increased 42.0% to $24.3 million, or 26.9% of revenues, from $17.1 million, or 21.4% of revenues, in Q1 2015.
Capital expenditures for the quarter were $0.2 million, compared to $4.3 million in Q1 2015. The decrease in capital expenditures was primarily due to the deteriorating conditions in the oil and gas industry, which presented

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limited to no growth opportunities, compared to the completion of a significant capital expenditures program in early 2015. Given the state of the industry and the significant reduction in oil and gas activity by exploration and production companies, any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the broader market demonstrates a consistent and sustainable recovery. Therefore, the Company continues to expect its total capital expenditures for 2016 will be under $5.0 million.
On March 31, 2016, cash and cash equivalents totaled $12.4 million, working capital was $56.7 million, total long-term debt, excluding capital leases and deferred loan issuance costs, was $140.0 million, and total stockholders’ deficit attributable to the Corporation was $(20.9) million. Further, as of March 31, 2016, approximately $10.5 million was drawn under the Company’s $20.0 million revolving credit facility to fund working capital needs. On May 6, 2016, the company had approximately $13.8 million in cash and approximately $13.4 million drawn under the revolving credit facility.
Contracted Backlog
As of March 31, 2016, SAE’s backlog was $125.8 million. Bids outstanding on the same date totaled $427.9 million. Approximately 99% of the backlog represents land-based projects, with the balance attributed to ocean-bottom marine projects.
The company expects approximately 66% of the projects in its backlog on March 31, 2016 to be completed during the last nine months of 2016, with the remainder in 2017. The estimation of realization from the backlog can be impacted by a number of factors, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Cash Flow and Liquidity
At March 31, 2016, SAE had an account receivable of $87.7 million due from one customer, representing its largest account receivable and the single largest item affecting the company’s short-term liquidity, other than the general decline in its business due to the downturn in the business of oil and natural gas exploration and production companies. As previously disclosed in SAE’s Amended 10-K filed on April 29, 2016, this customer was relying on the tax credit program of the State of Alaska and also the monetization of the tax credits, and the related tax credit certificates which the State of Alaska issues, from third party financing sources to satisfy the account receivable. But, for several reasons there remains substantial uncertainty regarding the timing of reimbursement from the State of Alaska and the availability of third party financing to the customer, or SAE, in order for the company to get paid on the account receivable. As a result, SAE’s Alaskan customer’s ability to pay it the account receivable in a timely manner has been materially and adversely affected. Although the customer had previously notified SAE that it was working on several possible monetization solutions, it recently informed the company that it was unsuccessful in monetizing its tax credits and that it was highly unlikely that it would be able to pay the account receivable on a timely basis. As a result, on April 22, 2016, SAE’s customer assigned $51.6 million of tax credits related to completed programs to the company so that it can seek to monetize these tax credits and apply the resulting cash, as monetization occurs, toward the customer’s repayment of its overdue account receivable. Additional programs have recently been completed, and the customer intends to file for an additional $38.2 million of tax credits related to these programs. Absent the return of a tax credit lending market in Alaska, the company expects that these additional tax credits will also be assigned to SAE by its customer once filed. SAE is urgently pursuing ways to monetize the tax credits that have been assigned to it. However, the company does not believe that there will be monetization opportunities prior to the issuance of certificates by the State of Alaska with respect to the tax credits. With respect to SAE’s customer’s tax credits that have been, or are expected

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to be, assigned to it, the company expects certificates representing approximately $30.2 million to be issued by the State of Alaska in fiscal year 2016, commencing in the fourth quarter, with certificates representing approximately $59.6 million to be issued on a rolling basis over the course of fiscal year 2017. However, there continues to be uncertainty regarding the timely payment by the State of Alaska of its obligations on issued tax credit certificates as well as the company’s ability to accurately estimate the timeframe for such payments. There is a risk that any monetization of the tax credits, including after tax credit certificates are issued, will reflect a substantial discount and may be insufficient to fully repay SAE’s customer’s outstanding account receivable. Should this occur, SAE may be required to record an impairment of the amount due from its customer. As accounts receivable age, they become unacceptable collateral to SAE’s lender which may require the company to repay amounts borrowed from its lender. In addition, certain transaction structures that the company might develop in order to monetize tax credits that have been assigned to it could require a waiver or consent from the lenders under SAE’s Revolving Credit Facility and possibly the holders of its outstanding senior secured notes, and the company cannot assure you that it will be able to receive any such waivers or consents.
As a result of the above, SAE is currently experiencing significant cash flow and liquidity difficulties, the improvement of which is substantially dependent on the resolution of the issue described above. The company cannot assure you that it will be successful in doing so. In connection with the above, SAE is exploring a range of possible transactions to address these difficulties and to recapitalize its balance sheet. For a more complete description, see SAE’s Amended 10-K filed on April 29, 2016 and, in particular, the risk factors titled “We are exploring a range of transactions to address our current significant cash flow and liquidity difficulties and to recapitalize our balance sheet, but we may not be successful in implementing them, which would have a material and negative impact on us” and “Recent developments in the State of Alaska and their consequences for the market for exploration tax credits have intensified the negative impact on our current liquidity and cash flow.”
Investor Conference Call
SAE will host a conference call on Friday, May 13, 2016 at 10:00 a.m. Eastern Time to discuss the Company’s consolidated financial results for the first quarter ended March 31, 2016. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru,

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Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release, and oral statements made in connection with it, contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE’s financial condition, results of operations, cash flows and business, and its expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although the company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. All written and oral forward-looking statements attributable to the company, or persons acting on the company’s behalf, are expressly qualified in their entirety by these cautionary statements. Factors that could cause actual results to vary materially from SAE’s expectations include: SAE’s ability to succeed in and the timing to complete any of the restructuring and recapitalization transactions described in this press release and its Annual Report on Form 10-K for the year ended December 31, 2015; SAE’s ability to effectively manage its operations during the significant cash flow and liquidity difficulties it is currently experiencing; negative events or publicity associated with SAE’s consideration of restructuring and recapitalization alternatives; the negative consequences if SAE is unsuccessful in achieving a successful restructuring transaction and must file for bankruptcy; the negative consequences if SAE is successful in achieving a successful restructuring transaction, including the possibility of significant dilution to SAE’s existing stockholders; developments with respect to the Alaskan oil and natural gas exploration tax credit system that may continue to affect the willingness of third parties to participate in financing and monetization transactions and the company’s ability to timely monetize tax credits that have been assigned to SAE by its customer; changes in the Alaskan oil and natural gas exploration tax credit system that may significantly affect the level of Alaskan exploration spending; fluctuations in the levels of exploration and development activity in the oil and gas industry; intense industry competition; limited number of customers; credit and delayed payment risks related to SAE’s customers; the availability of capital resources; the need to manage rapid growth and contraction of SAE’s business; delays, reductions or cancellations of service contracts; operational disruptions due to seasonality, weather and other external factors; crew availability and productivity; whether SAE enters into turnkey or term contracts; high fixed costs of operations; substantial international business exposing SAE to currency fluctuations and global factors, including economic, political and military uncertainties; ability to retain key executives; and the need to comply with diverse and complex laws and regulations. You should refer to SAE’s other periodic and current reports filed with the SEC and the risk factors from the company’s Amended 10-K for specific risks which would cause actual results to be significantly different from those expressed or implied by any of SAE’s forward-looking statements. See in particular the risk factors titled “Recent developments in the State of Alaska and their consequences for the market for exploration tax credits have intensified the negative impact on our current liquidity and cash flow” and “We are exploring a range of transactions to address our current significant cash flow and liquidity difficulties and to recapitalize our balance sheet, but we may not be successful in implementing them, which would have a material and negative impact on us” in SAE’s Amended 10-K. It is not possible to identify all of the risks, uncertainties and other factors

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that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this press release are cautioned not to place undue reliance on the forward-looking statements.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Revenue from services	$90,153	$79,678
Costs of services excluding depreciation and amortization expense	59,511	54,271
Depreciation and amortization expense included in costs of services	4,199	4,400
Gross profit	26,443	21,007
Selling, general and administrative expenses	6,746	8,876
Income from operations	19,697	12,131
Other income (expense):
Interest expense, net	(4,028)	(4,333)
Foreign exchange gain (loss), net	1,625	(2,441)
Other expense, net	(5)	(193)
Total other expense, net	(2,408)	(6,967)
Income before income taxes	17,289	5,164
Provision for income taxes	665	1,219
Net income	$16,624	$3,945
Less: net income attributable to non-controlling interest	2,384	2,774
Net income attributable to the Corporation	$14,240	$1,171

Basic and diluted earnings per share:
Weighted average basic shares outstanding	17,451	14,922
Earnings per share – basic	$0.82	$0.08
Weighted average diluted shares outstanding	17,463	14,922
Earnings per share – diluted	$0.82	$0.08

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	March 31, 2016	December 31, 2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$12,388	$11,300
Restricted cash	509	518
Accounts receivable, net	116,237	67,882
Deferred costs on contracts	4,268	5,135
Prepaid expenses	1,743	887
Total current assets	135,145	85,722
Property and equipment, net of accumulated depreciation of $66,223 and $61,358	58,232	61,828
Intangible assets, net	820	789
Goodwill	1,773	1,658
Deferred loan issuance costs, net	450	521
Deferred income tax assets	3,830	3,756
Other assets	150	150
Total assets	$200,400	$154,424
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$35,180	$16,575
Accrued liabilities	19,510	17,818
Income and other taxes payable	5,825	2,586
Borrowings under revolving credit facility	10,535	7,899
Current portion of capital leases	104	115
Deferred revenue	7,243	3,903
Total current liabilities	78,397	48,896
Senior secured notes, net of unamortized deferred loan issuance costs of $4,058 and $4,370 at March 31, 2016 and December 31, 2015, respectively	135,942	135,630
Long-term portion of capital leases	42	55
Deferred income tax liabilities	55	55
Total liabilities	214,436	184,636
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 17,451 issued and outstanding at March 31, 2016 and December 31, 2015	2	2
Additional paid-in capital	35,928	35,763
Accumulated deficit	(51,899)	(66,139)
Accumulated other comprehensive loss	(4,884)	(4,271)
Total stockholders’ deficit attributable to the Corporation	(20,853)	(34,645)
Non-controlling interest	6,817	4,433
Total stockholders’ deficit	(14,036)	(30,212)
Total liabilities and stockholders’ deficit	$200,400	$154,424

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UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Three Months Ended March 31,
	2016	2015

Net income	$16,624	$3,945
Foreign currency translation gain (loss)	(613)	95
Total comprehensive income	16,011	4,040
Less: comprehensive income attributable to non-controlling interest	2,384	2,774
Total comprehensive income attributable to the Corporation	$13,627	$1,266

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended March 31,
	2016	%	2015	%

North America	$65,657	72.8%	$61,518	77.2%
South America	23,639	26.2%	18,160	22.8%
Southeast Asia	857	1.0%	—	—
Total revenue	$90,153		$79,678

UNAUDITED RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income plus interest expense, less interest income, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange (gain) loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The calculation of our Adjusted EBITDA from net loss, the most directly comparable GAAP financial measure, is provided in the table below.

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	Three Months Ended March 31,
	2016	2015

Net income	$16,624	$3,945
Depreciation and amortization (1)	4,332	4,551
Interest expense, net	4,028	4,333
Provision for income taxes	665	1,219
Foreign exchange (gain) loss, net (2)	(1,625)	2,441
Non-recurring expenses (3)(4)	231	596
Adjusted EBITDA	$24,255	$17,085

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended March 31, 2016 and 2015 in the amount of $133 and $151, respectively.
(2)    Foreign exchange (gain) loss, net, includes the effect of both realized and unrealized foreign exchange transactions.
(3)    Non-recurring expenses in 2016 primarily consisted of various non-operating expenses incurred at the Corporate and Peru locations.
(4)    Non-recurring expenses in 2015 primarily consisted of severance payments incurred at the Peru, Colombia, Canada, Alaska and Corporate locations.

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